AMENDMENT TO
SCHEDULE A
OF THE
ADMINISTRATION AGREEMENT

Dated as of February 19, 2009

The following is a list of Portfolios for which the Custodian shall serve under the Custodian Agreement dated November 27, 2006 as amended May 31, 2008 and October 28, 2008:

Quaker Strategic Growth Fund

Quaker Capital Opportunities Fund

Quaker Biotech Pharma-Healthcare Fund

Quaker Global Tactical Allocation Fund

Quaker Small-Cap Growth Tactical Allocation Fund

Quaker Mid-Cap Value Fund

Quaker Small-Cap Value Fund

Quaker Long-Short Tactical Allocation Fund

Quaker Large-Cap Value Tactical Allocation Fund

QUAKER INVESTMENT TRUST
By:	/s/ Justin Brundage
Name:	Justin Brundage
Title:	Secretary
Date: